Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
TELEPHONE AND DATA SYSTEMS, INC.

        TELEPHONE AND DATA SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the board of directors by majority vote, at a meeting duly called at which a quorum was present, adopted a resolution declaring advisable and approving an amendment to the Restated Certificate of Incorporation, which is attached hereto as ANNEX I.

        SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, the adoption of the amendment attached hereto as ANNEX I was duly approved by the shareholders of the Corporation at a meeting duly held and called upon notice in accordance with Section 222 of the Delaware General Corporation Law.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Telephone and Data Systems, Inc. has caused this certificate to be signed by its President this 29th day of June, 2004.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.

LeRoy T. Carlson, Jr. President and Chief Executive Officer

ANNEX I

        The Restated Certificate of Incorporation is hereby amended to restate Section A of Article VI thereof in its entirety as follows:

ARTICLE VI

A.     Number and Term of Directors. The number of directors of the Corporation shall be fixed by or pursuant to the Bylaws of the Corporation, but shall not be less than three. The term of office of each director elected at an annual meeting, or elected or appointed at any time in the period between annual meetings, shall expire at the next annual meeting of shareholders following such election or appointment. Each director elected or appointed shall serve until his successor shall be elected and qualify, or until his earlier death, resignation, removal or disqualification.